Equinix Reports Second Quarter 2016 Results

Equinix Delivers 54th Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., Aug. 3, 2016 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), a global interconnection and data center company, today reported quarterly results for the quarter ended June 30, 2016. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Second Quarter 2016 Results Summary

  Revenues from continuing operations
    $900.5 million, a 7% increase over the previous quarter
    Includes $37.3 million of revenues from Bit-isle
    Includes $107.2 million of revenues from Telecity
  Operating Income
    $151.7 million, a 35% increase from the previous quarter
  Adjusted EBITDA
    $420.3 million, a 47% adjusted EBITDA margin
    Includes $12.1 million of adjusted EBITDA from Bit-isle
    Includes $51.9 million of adjusted EBITDA from Telecity
    Includes $10.4 million of integration costs
  Net Income from Continuing Operations
    $39.3 million
  AFFO
    $290.5 million, a 38% increase over the previous quarter
    Includes $10.4 million of integration costs

2016 Annual Guidance Summary

  Revenues from continuing operations
    $3,598.0 million - $3,608.0 million, a 32% increase over the previous year; an organic and constant currency growth rate of 13.8%
    Assumes $550.0 million - $560.0 million in revenues from Telecity and Bit-isle
  Adjusted EBITDA
    $1,658.0 million - $1,668.0 million or a 46.2% adjusted EBITDA margin
    Assumes 120 basis point YoY improvement in adjusted EBITDA for the Equinix organic business
    Assumes $250.0 million - $260.0 million of adjusted EBITDA from Telecity and Bit-isle
    Assumes approximately $55.0 million of integration costs for acquisitions
  AFFO
    $1,040.0 million - $1,050 million, a 26% increase over the previous year
    Includes the Q1 $63.5 million foreign currency loss related to the Telecity acquisition
    Assumes approximately $55.0 million of integration costs for acquisitions

The Company does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

The second quarter includes full quarterly results of Bit-isle and Telecity, which were acquired by the Company in November 2015 and January 2016, respectively. In addition, in order to obtain the approval of the European Commission for the acquisition of Telecity, the Company and Telecity agreed to divest certain data centers, including the Company's London 2 International Business Exchange™ (IBX®) in London, UK ("LD2") and certain Telecity data centers. The Company completed these divestitures on July 5, 2016. The quarterly financial results include results from LD2 in continuing operations; the data centers in Telecity that were divested are reported as discontinued operations.

Revenues from continuing operations were $900.5 million for the second quarter, a 7% increase over the previous quarter and a 35% increase over the same quarter last year. Results include $144.5 million of revenues from the acquisitions of Bit-isle and Telecity. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $851.8 million for the second quarter, a 7% increase over the previous quarter and a 36% increase over the same quarter last year. Non-recurring revenues were $48.7 million in the quarter. MRR churn for the second quarter was 1.8% as compared to 2.2% in the previous quarter.

"The second quarter marked another strong performance for Equinix as we delivered both revenues and adjusted EBITDA above the top end of our guidance ranges, and as the company recorded its 54th quarter of consecutive revenue growth," said Steve Smith, president and CEO of Equinix. "As digital transformation drives companies to evolve business models and operations, Equinix continues to serve as an important partner as reflected in our strong growth and market leadership position. During the quarter we made significant progress towards our goal of owning more of our real estate with the acquisition of two Paris data centers, and we commenced construction on DC12, our first data center build on our owned Ashburn North Campus. The Ashburn campus is the largest internet exchange point in North America, and this expansion will effectively double our owned capacity in this important market over the next few years."

Cost of revenues was $457.0 million for the second quarter, a 7% increase from the previous quarter and a 45% increase from the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $164.9 million for the quarter, which we refer to as cash cost of revenues, was $292.0 million for the quarter, an 8% increase over the previous quarter and a 43% increase over the same quarter last year. Gross margins were 49%, unchanged from the prior quarter, as compared to 53% for the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, were 68% for the quarter, unchanged from the previous quarter, and 69% for the same quarter last year.

Selling, general and administrative expenses were $276.3 million for the second quarter, a 1% increase over the previous quarter and a 38% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization, accretion and stock-based compensation of $88.1 million for the quarter, which we refer to as cash selling, general and administrative expenses, were $188.2 million for the quarter, a 2% decrease from the previous quarter and a 26% increase over the same quarter last year.

Interest expense was $100.3 million for the second quarter, a 1% decrease from the previous quarter, primarily attributed to prepayment of Brazil financings and maturity of the 4.75% convertible notes, and a 35% increase from the same quarter last year, primarily attributed to the interest associated with debt financings in November 2015 and other financings, such as various capital lease and other financing obligations related to the Bit-isle and Telecity acquisitions.

The Company recorded income tax expense from continuing operations of $13.8 million for the second quarter as compared to an income tax benefit of $10.6 million for the previous quarter and income tax expense from continuing operations of $7.5 million for the same quarter last year.

Income from continuing operations was $151.7 million for the second quarter, a 35% increase from the previous quarter and a 9% increase over the same quarter last year. Adjusted EBITDA, as defined below, for the second quarter was $420.3 million, a 10% increase over the previous quarter and a 35% increase over the same quarter last year. Adjusted EBITDA includes $64.0 million from the acquisitions of Bit-isle and Telecity.

Net income from continuing operations was $39.3 million for the second quarter. This represents a basic and diluted net income per share from continuing operations of $0.56 for the second quarter based on a weighted average basic and diluted share count of 69.7 million shares and 70.4 million shares, respectively. Net income from discontinued operations was $5.4 million for the second quarter. Basic and diluted net income per share from discontinued operations was $0.08 per share.

Adjusted funds from operations ("AFFO"), as defined below, were $290.5 million for the second quarter, a 38% increase from the previous quarter and a 31% increase over the same quarter last year. AFFO for the second quarter included $10.4 million of integration costs.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the second quarter, were $249.9 million, as compared to capital expenditures of $197.7 million for the previous quarter and $221.3 million for the same quarter last year.

The Company generated cash from operating activities of $278.8 million for the second quarter as compared to cash generated from operating activities of $104.3 million in the previous quarter. Cash used in investing activities was $252.9 million in the second quarter, as compared to cash used in investing activities of $1.3 billion in the previous quarter, primarily attributable to the Telecity acquisition. Cash used in financing activities was $169.9 million for the second quarter as compared to cash used in financing activities of $376.4 million in the previous quarter.

As of June 30, 2016, the Company's cash, cash equivalents and investments were $494.2 million, as compared to $2,246.3 million as of December 31, 2015.

Business Outlook

The Company's guidance includes forecasted results for Telecity from January 15, 2016, Bit-isle for the full year of 2016 and incremental operating results relating to the Company's purchase of our two data centers, Paris 2 and Paris 3, from Digital Realty on August 1, 2016 for approximately $211.7 million. As previously announced, the Company divested eight assets, seven from Telecity along with LD2, to obtain regulatory clearance for the transaction. The Company completed these divestitures on July 5, 2016 for approximately $827.2 million, which excludes the benefit attributed to our favorable hedge arrangement. The Company's guidance does not include the seven Telecity assets, which were treated as discontinued operations, but does assume six months, or $6.0 million in revenues, from LD2, which was under a different accounting treatment that required results to be reported as continuing operations until the sales were completed.

For the third quarter of 2016, the Company expects revenues to range between $915.0 and $921.0 million, or a normalized and constant currency growth rate of 2.4% quarter over quarter. This guidance includes a negative foreign currency impact of $3.0 million when compared to the average FX rates in Q2 2016. Cash gross margins are expected to approximate 68%. Cash selling, general and administrative expenses are expected to range between $199.0 and $205.0 million. Adjusted EBITDA is expected to range between $419.0 and $425.0 million, which includes a $1.6 million negative foreign currency impact when compared to the average FX rates in Q2 2016 and approximately $17.0 million in integration costs from the two acquisitions. Capital expenditures are expected to range between $270.0 and $290.0 million, which includes approximately $40.0 million of recurring capital expenditures and $230.0 to $250.0 million of non-recurring capital expenditures.

For the full year of 2016, total revenues are expected to range between $3,598.0 and $3,608.0 million, an organic and constant currency growth rate of 13.8% over year. This guidance includes a positive foreign currency benefit of $1.5 million on revenues when compared to prior guidance rates, and includes an expected $550.0 to $560.0 million in revenues from the Bit-isle and Telecity acquisitions. Total year cash gross margins are expected to approximate 68%. Cash selling, general and administrative expenses are expected to range between $782.0 and $792.0 million. Adjusted EBITDA is expected to range between $1,658.0 and $1,668.0 million, or a year over year organic and constant currency growth rate of 16.8%. This guidance includes $0.8 million of positive foreign currency benefit on adjusted EBITDA when compared to our prior guidance rates, and includes an expected $250.0 to $260.0 million in adjusted EBITDA from the Bit-isle and Telecity acquisitions, as well as approximately $55.0 million in integration costs related to these two acquisitions. AFFO is expected to range between $1,040.0 and $1,050 million, including approximately $55.0 million of integration costs and the $63.5 million Q1 foreign currency loss attributed to the Telecity acquisition. Capital expenditures are expected to range from $950.0 to $1,000.0 million, including approximately $145.0 million of recurring capital expenditures and $805.0 to $855.0 million of non-recurring capital expenditures.

The U.S. dollar exchange rates used for 2016 guidance, taking into consideration the impact of our foreign currency hedges, have been updated to $1.12 to the Euro, $1.43 to the Pound, S$1.35 to the U.S. dollar, ¥101.0 to the U.S. dollar and R$3.327 to the U.S. dollar. The 2016 global revenue breakdown by currency for the Euro, Pound, Japanese Yen, Singapore Dollar and Brazilian Real is 19%, 11%, 7%, 6% and 3%, respectively.

The guidance provided above is forward-looking and includes the impact of the Company's acquisition of Telecity, which closed on January 15, 2016. The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q2 Results Conference Call and Replay Information

The Company will discuss its quarterly results for the period ended June 30, 2016, along with its future outlook, in its quarterly conference call on Wednesday, August 3, 2016, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Friday, November 4, 2016, by dialing 1-203-369-1052 and referencing the passcode 2016. In addition, the webcast will be available at www.equinix.com/investors. No password is required for the webcast.

Investor Presentation and Supplemental Financial Information

The Company has made available on its website a presentation designed to accompany the discussion of the Company's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Company's Investor Relations website at www.equinix.com/investors.

Additional Resources

  Q2 2016 financial earnings press release (PDF)
  Q2 2016 financial tables (PDF)

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 40 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

The Company provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, the Company uses non-GAAP financial measures to evaluate its operations.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, the Company excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gains on asset sales. The Company excludes these items in order for its lenders, investors and the industry analysts who review and report on the Company to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

The Company excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX center, and do not reflect its current or future cash spending levels to support its business. Its IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX center do not recur with respect to such data center, although the Company may incur initial construction costs in future periods with respect to additional IBX centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers and are not indicative of current or expected future capital expenditures. Therefore, the Company excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, the Company also excludes amortization expense related to intangible assets, as it is not meaningful in evaluating the Company's current or future operating performance; however, like depreciation, is an expense expected to recur in future periods. The Company excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which the Company also believes are not meaningful in evaluating the Company's current operations. The Company excludes stock-based compensation expense as it represents expense attributed to equity awards that have no current or future cash obligations. As such, the Company, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. The Company excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of its IBX centers, which it did not intend to build out, or its decision to reverse such restructuring charges. The Company also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. The Company also excludes gains on asset sales as it represents profit that is not meaningful in evaluating the current or future operating performance. Finally, the Company excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes items such as restructuring charges, impairment charges, acquisition costs and gains on asset sales are non-core transactions; however, these types of costs may occur in future periods.

The Company presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gains on asset sales.

The Company also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income (loss) from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

The Company includes an adjustment for revenue from installation fees, since installation fees are deferred and recognized ratably over the expected life of the installation, although the fees are generally paid in a lump sum upon installation. The Company includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. The adjustments for both installation revenue and straight-line rent expense are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. The Company excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. The Company excludes gains (losses) on debt extinguishment since it represents a cost that is not a good indicator of the Company's current or future operating performance. The Company includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. The Company excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX centers or other assets that are required to support current revenues. The Company also excludes net income (loss) from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financials measures. The Company presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. The Company believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the Company effectively.

Investors should note that the non-GAAP financial measures used by the Company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. The Company does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

Recurring revenues	$ 851,771	$ 797,094	$ 626,691	$ 1,648,865	$ 1,236,348
Non-recurring revenues	48,739	47,062	38,891	95,801	72,408
Revenues	900,510	844,156	665,582	1,744,666	1,308,756

Cost of revenues	456,967	427,680	315,757	884,647	614,070
Gross profit	443,543	416,476	349,825	860,019	694,686

Operating expenses:
Sales and marketing	107,832	106,590	81,248	214,422	159,864
General and administrative	168,462	165,904	119,578	334,366	233,218
Acquisition costs	15,594	36,536	9,866	52,130	11,022
Gains on asset sales	-	(5,242)	-	(5,242)	-
Total operating expenses	291,888	303,788	210,692	595,676	404,104

Income from continuing operations	151,655	112,688	139,133	264,343	290,582

Interest and other income (expense):
Interest income	841	925	921	1,766	1,441
Interest expense	(100,332)	(100,863)	(74,496)	(201,195)	(143,287)
Other income (expense)	1,555	(60,710)	1,386	(59,155)	872
Loss on debt extinguishment	(605)	-	-	(605)	-
Total interest and other, net	(98,541)	(160,648)	(72,189)	(259,189)	(140,974)

Income (loss) from continuing operations before income taxes	53,114	(47,960)	66,944	5,154	149,608

Income tax benefit (expense)	(13,812)	10,633	(7,485)	(3,179)	(13,697)

Net income (loss) from continuing operations	39,302	(37,327)	59,459	1,975	135,911

Net income from discontinued operations, net of tax	5,409	6,216	-	11,625	-

Net income (loss)	$ 44,711	$ (31,111)	$ 59,459	$ 13,600	$ 135,911

Net income (loss) per share:

Basic net income (loss) per share from continuing operations	$ 0.56	$ (0.55)	$ 1.04	$ 0.03	$ 2.39
Basic net income per share from discontinued operations	0.08	0.09	-	0.17	-
Basic net income (loss) per share	$ 0.64	$ (0.46)	$ 1.04	$ 0.20	$ 2.39

Diluted net income (loss) per share from continuing operations	$ 0.56	$ (0.55)	$ 1.03	$ 0.03	$ 2.37
Diluted net income per share from discontinued operations	0.08	0.09	-	0.17	-
Diluted net income (loss) per share	$ 0.64	$ (0.46)	$ 1.03	$ 0.20	$ 2.37

Shares used in computing basic net income (loss) per share	69,729	68,132	56,935	68,931	56,798

Shares used in computing diluted net income (loss) per share	70,364	68,132	57,499	69,575	57,410

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

Net income (loss)	$ 44,711	$ (31,111)	$ 59,459	$ 13,600	$ 135,911

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(298,361)	115,899	69,443	(182,462)	(76,869)
Unrealized gain (loss) on available-for-sale securities	1,199	(304)	17	895	120
Unrealized gain (loss) on cash flow hedges	14,726	(6,784)	(14,290)	7,942	(3,734)
Net investment hedge CTA gain (loss)	55,196	(16,312)	(10,389)	38,884	(10,389)
Net actuarial gain on defined benefit plans	8	6	83	14	142
Other comprehensive income (loss), net of tax:	(227,232)	92,505	44,864	(134,727)	(90,730)

Comprehensive income (loss), net of tax	(182,521)	61,394	104,323	(121,127)	45,181

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$ 483,160	$ 2,228,838
Short-term investments	3,328	12,875
Accounts receivable, net	346,994	291,964
Current portion of restricted cash	3,411	479,417
Other current assets	233,870	212,929
Assets held for sale	1,024,666	33,257
Total current assets	2,095,429	3,259,280
Long-term investments	7,694	4,584
Property, plant and equipment, net	6,958,794	5,606,436
Goodwill	3,190,197	1,063,200
Intangible assets, net	788,955	224,565
Other assets	227,976	198,630
Total assets	$ 13,269,045	$ 10,356,695

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$ 498,212	$ 400,948
Accrued property, plant and equipment	163,388	103,107
Current portion of capital lease and other financing obligations	92,611	40,121
Current portion of mortgage and loans payable	511,331	770,236
Convertible debt	-	146,121
Other current liabilities	142,113	192,286
Liabilities held for sale	152,124	3,535
Total current liabilities	1,559,779	1,656,354
Capital lease and other financing obligations, less current portion	1,514,804	1,287,139
Mortgage and loans payable, less current portion	1,074,663	472,769
Senior notes	3,807,816	3,804,634
Other liabilities	606,518	390,413
Total liabilities	8,563,580	7,611,309

Common stock	71	62
Additional paid-in capital	7,307,575	4,838,444
Treasury stock	(148,246)	(7,373)
Accumulated dividends	(1,715,533)	(1,468,472)
Accumulated other comprehensive loss	(643,786)	(509,059)
Accumulated deficit	(94,616)	(108,216)
Total stockholders' equity	4,705,465	2,745,386
Total liabilities and stockholders' equity	$ 13,269,045	$ 10,356,695

Ending headcount by geographic region is as follows:

Americas headcount	2,408	2,329
EMEA headcount	2,088	1,188
Asia-Pacific headcount	1,311	1,525
Total headcount	5,807	5,042

EQUINIX, INC.
SUMMARY OF DEBT PRINCIPAL OUTSTANDING
(in thousands)
(unaudited)

	June 30,	December 31,
	2016	2015

Capital lease and other financing obligations	$ 1,607,415	$ 1,327,260

Term loan, net of debt discount and debt issuance costs	1,071,853	454,503
Brazil financings, net of debt issuance costs	2,841	26,668
Mortgage payable and other loans payable	511,300	436,212
Revolving credit facility borrowings	-	325,622
Plus: debt discount, debt issuance costs and premium, net	12,651	694
Total mortgage and loans payable principal	1,598,645	1,243,699

Senior notes, net of debt issuance costs	3,807,816	3,804,634
Plus: debt issuance costs	42,184	45,366
Total senior notes principal	3,850,000	3,850,000

Convertible debt, net of debt discount and debt issuance costs	-	146,121
Plus: debt discount and debt issuance costs	-	3,961
Total convertible debt principal	-	150,082

Total debt principal outstanding	$ 7,056,060	$ 6,571,041

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

Cash flows from operating activities:
Net income (loss)	$ 44,711	$ (31,111)	$ 59,459	$ 13,600	$ 135,911
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, amortization and accretion	213,719	202,153	128,270	415,872	250,800
Stock-based compensation	39,323	34,061	33,993	73,384	64,606
Amortization of debt issuance costs and debt discounts	5,517	5,508	3,811	11,025	7,585
Loss on debt extinguishment	318	-	-	318	-
Gains on asset sales	-	(5,242)	-	(5,242)	-
Other items	7,311	4,871	4,946	12,182	9,108
Changes in operating assets and liabilities:
Accounts receivable	(31,055)	(11,312)	(10,991)	(42,367)	(41,782)
Income taxes, net	4,901	(28,656)	(53,592)	(23,755)	(66,147)
Accounts payable and accrued expenses	29,592	(40,217)	19,600	(10,625)	49,293
Other assets and liabilities	(35,509)	(25,785)	26,967	(61,294)	35,900
Net cash provided by operating activities	278,828	104,270	212,463	383,098	445,274
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	8,764	3,419	433,966	12,183	429,260
Business acquisitions, net of cash acquired	-	(1,601,627)	-	(1,601,627)	(10,247)
Purchases of real estate	(11,710)	(16,408)	-	(28,118)	(38,282)
Purchases of other property, plant and equipment	(249,867)	(197,700)	(221,342)	(447,567)	(371,462)
Proceeds from asset sales	-	22,825	-	22,825	-
Other investing activities	(117)	466,704	(511,166)	466,587	(507,645)
Net cash used in investing activities	(252,930)	(1,322,787)	(298,542)	(1,575,717)	(498,376)
Cash flows from financing activities:
Proceeds from employee equity awards	1,335	16,304	181	17,639	16,565
Payment of dividend distributions	(121,858)	(124,836)	(96,349)	(246,694)	(192,968)
Proceeds from loans payable	-	701,250	490,000	701,250	490,000
Repayment of capital lease and other financing obligations	(12,103)	(33,232)	(8,342)	(45,335)	(13,638)
Repayment of mortgage and loans payable	(36,758)	(936,353)	(505,268)	(973,111)	(518,629)
Other financing activities	(541)	499	216	(42)	314
Net cash used in financing activities	(169,925)	(376,368)	(119,562)	(546,293)	(218,356)
Effect of foreign currency exchange rates on cash and cash equivalents	18,540	(195)	5,065	18,345	(3,326)
Change in cash balances included in assets held for sale	(25,111)	-	-	(25,111)	-
Net increase (decrease) in cash and cash equivalents	(150,598)	(1,595,080)	(200,576)	(1,745,678)	(274,784)
Cash and cash equivalents at beginning of period	633,758	2,228,838	536,709	2,228,838	610,917
Cash and cash equivalents at end of period	$ 483,160	$ 633,758	$ 336,133	$ 483,160	$ 336,133

Supplemental cash flow information:
Cash paid for taxes	$ 12,361	$ 19,215	$ 60,266	$ 31,576	$ 74,804
Cash paid for interest	$ 85,897	$ 74,540	$ 71,823	$ 160,437	$ 95,799

Free cash flow (1)	$ 17,134	$ (1,221,936)	$ (520,045)	$ (1,204,802)	$ (482,362)

Adjusted free cash flow (2)	$ 28,280	$ 396,663	$ (474,162)	$ 424,943	$ (386,496)

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 278,828	$ 104,270	$ 212,463	$ 383,098	$ 445,274
Net cash used in investing activities as presented above	(252,930)	(1,322,787)	(298,542)	(1,575,717)	(498,376)
Purchases, sales and maturities of investments, net	(8,764)	(3,419)	(433,966)	(12,183)	(429,260)
Free cash flow (negative free cash flow)	$ 17,134	$ (1,221,936)	$ (520,045)	$ (1,204,802)	$ (482,362)

(2)

We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate, acquisitions, any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our conversion into a real estate investment trust ("REIT") and costs related to the REIT conversion, as presented below:

Free cash flow (as defined above)	$ 17,134	$ (1,221,936)	$ (520,045)	$ (1,204,802)	$ (482,362)
Less business acquisitions, net of cash	-	1,601,627	-	1,601,627	10,247
Less purchases of real estate	11,710	16,408	-	28,118	38,282
Less excess tax benefits from employee equity awards	(564)	564	223	-	931
Less cash paid for taxes resulting from the REIT conversion	-	-	45,113	-	45,113
Less costs related to the REIT conversion	-	-	547	-	1,293
Adjusted free cash flow	$ 28,280	$ 396,663	$ (474,162)	$ 424,943	$ (386,496)

We categorize our cash paid for taxes into cash paid for taxes resulting from the REIT conversion (as defined above) and other cash taxes paid.

Cash paid for taxes resulting from the REIT conversion	$ -	$ -	$ 45,113	$ -	$ 45,113
Other cash taxes paid	12,361	19,215	15,153	31,576	29,691
Total cash paid for taxes	$ 12,361	$ 19,215	$ 60,266	$ 31,576	$ 74,804

EQUINIX, INC.
NON-GAAP MEASURES AND OTHER SUPPLEMENTAL DATA
(in thousands)
(unaudited)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2016	2016	2015	2016	2015

Recurring revenues		$ 851,771	$ 797,094	$ 626,691	$ 1,648,865	$ 1,236,348
Non-recurring revenues		48,739	47,062	38,891	95,801	72,408
	Revenues (1)	900,510	844,156	665,582	1,744,666	1,308,756

Cash cost of revenues (2)		292,033	271,100	204,736	563,133	396,866
	Cash gross profit (3)	608,477	573,056	460,846	1,181,533	911,890

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	78,071	79,692	65,058	157,763	128,878
	Cash general and administrative expenses (6)	110,115	112,714	84,526	222,829	166,002
	Total cash operating expenses (7)	188,186	192,406	149,584	380,592	294,880

Adjusted EBITDA (8)		$ 420,291	$ 380,650	$ 311,262	$ 800,941	$ 617,010

Cash gross margins (9)		68%	68%	69%	68%	70%

Adjusted EBITDA margins (10)		47%	45%	47%	46%	47%

Adjusted EBITDA flow-through rate (11)		70%	42%	25%	45%	77%

FFO (12)		$ 201,515	$ 115,875	$ 167,368	$ 317,390	$ 346,558

AFFO (13) (14)		$ 290,529	$ 209,846	$ 221,388	$ 500,375	$ 443,144

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 289,578	$ 282,321	$ 262,934	$ 571,899	$ 520,866
	Interconnection	89,860	85,936	77,102	175,796	152,188
	Managed infrastructure	13,255	11,170	12,837	24,425	26,132
	Other	786	729	732	1,515	1,473
	Recurring revenues	393,479	380,156	353,605	773,635	700,659
	Non-recurring revenues	19,992	24,238	17,842	44,230	34,757
	Revenues	413,471	404,394	371,447	817,865	735,416

	EMEA Revenues:

	Colocation	240,421	214,178	139,482	454,599	272,217
	Interconnection	22,425	19,700	13,440	42,125	26,488
	Managed infrastructure	15,391	18,560	5,919	33,951	11,702
	Other	3,573	943	1,222	4,516	3,080
	Recurring revenues	281,810	253,381	160,063	535,191	313,487
	Non-recurring revenues	18,799	14,475	13,904	33,274	25,103
	Revenues	300,609	267,856	173,967	568,465	338,590

	Asia-Pacific Revenues:

	Colocation	132,670	123,394	94,194	256,064	185,072
	Interconnection	23,436	21,569	14,119	45,005	27,643
	Managed infrastructure	16,597	15,006	4,710	31,603	9,487
	Other	3,779	3,588	-	7,367	-
	Recurring revenues	176,482	163,557	113,023	340,039	222,202
	Non-recurring revenues	9,948	8,349	7,145	18,297	12,548
	Revenues	186,430	171,906	120,168	358,336	234,750

	Worldwide Revenues:

	Colocation	662,669	619,893	496,610	1,282,562	978,155
	Interconnection	135,721	127,205	104,661	262,926	206,319
	Managed infrastructure	45,243	44,736	23,466	89,979	47,321
	Other	8,138	5,260	1,954	13,398	4,553
	Recurring revenues	851,771	797,094	626,691	1,648,865	1,236,348
	Non-recurring revenues	48,739	47,062	38,891	95,801	72,408
	Revenues	$ 900,510	$ 844,156	$ 665,582	$ 1,744,666	$ 1,308,756

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 456,967	$ 427,680	$ 315,757	$ 884,647	$ 614,070
	Depreciation, amortization and accretion expense	(161,493)	(153,583)	(108,470)	(315,076)	(212,347)
	Stock-based compensation expense	(3,441)	(2,997)	(2,551)	(6,438)	(4,857)
	Cash cost of revenues	$ 292,033	$ 271,100	$ 204,736	$ 563,133	$ 396,866

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 109,296	$ 109,020	$ 102,249	$ 218,316	$ 197,411
	EMEA cash cost of revenues	114,950	101,509	62,431	216,459	120,925
	Asia-Pacific cash cost of revenues	67,787	60,571	40,056	128,358	78,530
	Cash cost of revenues	$ 292,033	$ 271,100	$ 204,736	$ 563,133	$ 396,866

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation and acquisition costs.  We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$ 107,832	$ 106,590	$ 81,248	$ 214,422	$ 159,864
	Depreciation and amortization expense	(19,047)	(17,127)	(6,268)	(36,174)	(12,353)
	Stock-based compensation expense	(10,714)	(9,771)	(9,922)	(20,485)	(18,633)
	Cash sales and marketing expenses	$ 78,071	$ 79,692	$ 65,058	$ 157,763	$ 128,878

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$ 168,462	$ 165,904	$ 119,578	$ 334,366	$ 233,218
	Depreciation and amortization expense	(33,179)	(31,443)	(13,532)	(64,622)	(26,100)
	Stock-based compensation expense	(25,168)	(21,747)	(21,520)	(46,915)	(41,116)
	Cash general and administrative expenses	$ 110,115	$ 112,714	$ 84,526	$ 222,829	$ 166,002

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$ 78,071	$ 79,692	$ 65,058	$ 157,763	$ 128,878
	Cash general and administrative expenses	110,115	112,714	84,526	222,829	166,002
	Cash SG&A	$ 188,186	$ 192,406	$ 149,584	$ 380,592	$ 294,880

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$ 109,147	$ 110,914	$ 98,312	$ 220,061	$ 194,385
	EMEA cash SG&A	52,204	54,858	32,003	107,062	62,101
	Asia-Pacific cash SG&A	26,835	26,634	19,269	53,469	38,394
	Cash SG&A	$ 188,186	$ 192,406	$ 149,584	$ 380,592	$ 294,880

(8)

We define adjusted EBITDA as income from continuing operations plus depreciation, amortization, accretion, stock-based compensation expense, acquisition costs and gains on asset sales as presented below:

	Income from continuing operations	$ 151,655	$ 112,688	$ 139,133	$ 264,343	$ 290,582
	Depreciation, amortization and accretion expense	213,719	202,153	128,270	415,872	250,800
	Stock-based compensation expense	39,323	34,515	33,993	73,838	64,606
	Acquisition costs	15,594	36,536	9,866	52,130	11,022
	Gains on asset sales	-	(5,242)	-	(5,242)	-
	Adjusted EBITDA	$ 420,291	$ 380,650	$ 311,262	$ 800,941	$ 617,010

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from continuing operations	$ 87,100	$ 88,539	$ 77,653	$ 175,639	$ 159,119
	Americas depreciation, amortization and accretion expense	78,874	76,720	68,692	155,594	135,503
	Americas stock-based compensation expense	27,790	24,329	25,883	52,119	49,374
	Americas acquisition costs	1,264	114	(1,342)	1,378	(376)
	Americas gains on asset sales	-	(5,242)	-	(5,242)	-
	Americas adjusted EBITDA	195,028	184,460	170,886	379,488	343,620

	EMEA income from continuing operations	29,096	(7,419)	36,110	21,677	81,651
	EMEA depreciation, amortization and accretion expense	82,929	76,488	27,826	159,417	54,519
	EMEA stock-based compensation expense	7,060	6,235	4,397	13,295	8,004
	EMEA acquisition costs	14,370	36,185	11,200	50,555	11,390
	EMEA adjusted EBITDA	133,455	111,489	79,533	244,944	155,564

	Asia-Pacific income from continuing operations	35,459	31,568	25,370	67,027	49,812
	Asia-Pacific depreciation, amortization and accretion expense	51,916	48,945	31,752	100,861	60,778
	Asia-Pacific stock-based compensation expense	4,473	3,951	3,713	8,424	7,228
	Asia-Pacific acquisition costs	(40)	237	8	197	8
	Asia-Pacific adjusted EBITDA	91,808	84,701	60,843	176,509	117,826

	Adjusted EBITDA	$ 420,291	$ 380,650	$ 311,262	$ 800,941	$ 617,010

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	74%	73%	72%	73%	73%

	EMEA cash gross margins	62%	62%	64%	62%	64%

	Asia-Pacific cash gross margins	64%	65%	67%	64%	67%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	46%	46%	46%	47%

	EMEA adjusted EBITDA margins	44%	42%	46%	43%	46%

	Asia-Pacific adjusted EBITDA margins	49%	49%	51%	49%	50%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 420,291	$ 380,650	$ 311,262	$ 800,941	$ 617,010
	Less adjusted EBITDA - prior period	(380,650)	(333,145)	(305,748)	(654,617)	(578,226)
	Adjusted EBITDA growth	$ 39,641	$ 47,505	$ 5,514	$ 146,324	$ 38,784

	Revenues - current period	$ 900,510	$ 844,156	$ 665,582	$ 1,744,666	$ 1,308,756
	Less revenues - prior period	(844,156)	(730,462)	(643,174)	(1,417,111)	(1,258,562)
	Revenue growth	$ 56,354	$ 113,694	$ 22,408	$ 327,555	$ 50,194

	Adjusted EBITDA flow-through rate	70%	42%	25%	45%	77%

(12)

FFO is defined as net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income (loss)	$ 44,711	$ (31,111)	$ 59,459	$ 13,600	$ 135,911
	Adjustments:
	Real estate depreciation and amortization	158,727	150,995	107,321	309,722	209,969
	Gain/loss on disposition of real estate property	(1,951)	(4,037)	559	(5,988)	621
	Adjustments for FFO from unconsolidated joint ventures	28	28	29	56	57
	FFO	$ 201,515	$ 115,875	$ 167,368	$ 317,390	$ 346,558

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, net income from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$ 201,515	$ 115,875	$ 167,368	$ 317,390	$ 346,558
	Adjustments:
	Installation revenue adjustment	7,407	3,354	12,474	10,761	21,128
	Straight-line rent expense adjustment	1,895	1,133	2,017	3,028	5,218
	Amortization of deferred financing costs	5,243	5,508	3,848	10,751	7,706
	Stock-based compensation expense	39,323	34,515	33,993	73,838	64,606
	Non-real estate depreciation expense	21,021	21,387	13,605	42,408	26,298
	Amortization expense	32,303	28,152	6,450	60,455	12,745
	Accretion expense	1,668	1,619	894	3,287	1,788
	Recurring capital expenditures	(31,928)	(31,815)	(27,330)	(63,743)	(49,703)
	Loss on debt extinguishment	605	-	-	605	-
	Acquisition costs	15,594	36,536	9,866	52,130	11,022
	Income tax expense adjustment	1,301	(190)	(1,784)	1,111	(4,192)
	Net Income from discontinued operations, net of tax	(5,409)	(6,216)	(13)	(11,625)	(30)
	Adjustments for AFFO from unconsolidated joint ventures	(9)	(12)	-	(21)	-
	AFFO	$ 290,529	$ 209,846	$ 221,388	$ 500,375	$ 443,144

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$ 420,291	$ 380,650	$ 311,262	$ 800,941	$ 617,010
	Adjustments:
	Interest expense, net of interest income	(99,491)	(99,938)	(73,575)	(199,429)	(141,846)
	Amortization of deferred financing costs	5,243	5,508	3,848	10,751	7,706
	Income tax (benefit) expense	(13,812)	10,633	(7,485)	(3,179)	(13,697)
	Income tax expense adjustment	1,301	(190)	(1,784)	1,111	(4,192)
	Straight-line rent expense adjustment	1,895	1,133	2,017	3,028	5,218
	Installation revenue adjustment	7,407	3,354	12,474	10,761	21,128
	Recurring capital expenditures	(31,928)	(31,815)	(27,330)	(63,743)	(49,703)
	Other (income)/expense	1,555	(60,710)	1,386	(59,155)	872
	Gain/loss on disposition of depreciable real estate property	(1,951)	(4,037)	559	(5,988)	621
	Adjustments for unconsolidated JVs' and non-controlling interests	19	16	16	35	27
	Adjustment for gain on sale of asset	-	5,242	-	5,242	-
	AFFO	$ 290,529	$ 209,846	$ 221,388	$ 500,375	$ 443,144

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, OR Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com OR Equinix Media Contact: Michelle Lindeman, Equinix, Inc., (650) 598-6361, mlindeman@equinix.com